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Exhibit 21.1

CLEAN ENERGY FUELS CORP. SUBSIDIARIES
as of December 31, 2014

Name of Subsidiary	State or Country of Incorporation or Organization
I.M.W. CNG Bangladesh Ltd.	Bangladesh
0884808 B.C. Ltd.	British Columbia
Clean Energy Compression Corp.	British Columbia
IMW Industries, Ltd.	British Columbia
IMW Worldwide Services Ltd. (formerly 0886011 B.C. Ltd.)	British Columbia
Clean Energy	California
Clean Energy Finance, LLC	California
Clean Energy LNG, LLC	California
IMW Clean Energy Technology (Suzhou) Co., Ltd.	China
IMW Compressors (Shanghai) Co., Ltd.	China
IMW Colombia Ltd.	Colombia
Natural Fuels Company LLC	Colorado
Blue Energy General LLC	Delaware
Blue Energy Limited LLC	Delaware
CE Natural Gas Fueling Services, LLC	Delaware
Clean Energy LNG Holdings, LLC	Delaware
Clean Energy National LNG Corridor, LLC	Delaware
Clean Energy Renewable Fuels, LLC	Delaware
Clean Energy & Technologies LLC	Delaware
Clean Energy Tranche A LNG Plant, LLC	Delaware
Clean Energy Tranche B LNG Plant, LLC	Delaware
Mavrix, LLC.	Delaware
Mansfield Clean Energy Partners, LLC*	Delaware
NG Advantage LLC*	Delaware
Mansfield Gas Equipment Systems Corporation.	Georgia
Canton Renewables, LLC	Michigan
IMW del Peru S.A.C.	Peru
CERF Shelby, LLC	Tennessee
Blue Fuels Group LP	Texas
Clean Energy Texas LNG, LLC	Texas
DFW Airport CNG Fueling Partnership, LLP	Texas
TranStar Energy Company LP	Texas
CERF Bristol, LLC	Virginia
IMW Industries, Inc.	Washington
M&S Rental, LLC	Wyoming
Natural/Peoples LLC*	Wyoming
Natural/Total LLC*	Wyoming
Southstar LLC	Wyoming
Wyoming Northstar Incorporated	Wyoming

*
Own less than 100%

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  Exhibit 21.1
CLEAN ENERGY FUELS CORP. SUBSIDIARIES as of December 31, 2014